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                     May 23, 2023

       Peter Bordes
       Chief Executive Officer
       Trajectory Alpha Acquisition Corp.
       99 Wall Street, #5801
       New York, NY 10005

                                                        Re: Trajectory Alpha
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 12, 2023
                                                            File No. 001-41143

       Dear Peter Bordes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Raphael M. Russo, Esq.